Exhibit 10.4

RESTRICTED STOCK UNIT PROGRAM

– Terms and Conditions –

TABLE OF CONTENT

TABLE OF CONTENT	2
DEFINITIONS	3
RECITALS	4
§ 1 ELIGIBILITY	5
§ 2 PLAN VOLUME AND GRANT OF RSUs	5
§ 3 VESTING	7
§ 4 CONSEQUENCES OF A TERMINATION OF EMPLOYMENT	8
§ 5 CASH PAYMENT CLAIM RESULTING FROM RSUs AND SETTLEMENT OF RSUs, CASHLESS EXERCISE OPTION	10
§ 6 TRANSFERABILlTY	13
§ 7 ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER STRUCTURAL MEASURES	13
§ 8 EXTRAORDINARY DEVELOPMENTS	14
§ 9 INSIDER TRADING AND BLACK-OUT PERIODS	15
§ 10 LIMITATION OF LIABILITY	15
§ 11 TAXES, SOCIAL SECURITY AND COSTS	17
§ 12 FORM REQUIREMENTS	18
§ 13 PROCESSING OF PERSONAL DATA	18
§ 14 GOVERNING LAW AND JURISDICTION	19
§ 15 FINAL PROVISIONS	19

DEFINITIONS

Adjustment	8
Adjustment Event	13
Affiliated Companies	5
Affiliated Companies’ Employees	5
AktG	5
Authorized Capital 2021/II	4
Bad Leaver	9
Beneficiaries	5
Beneficiary	5
Black-Out Periods	15
Capital Increase Resolution Date	10
Cash Payment Claim	9
Cash Settlement	12
Cash Settlement Closing Price	10
Cash Settlement Date	10
Cashless Exercise Option	12
Cliff Period	7
Closed Period	6
Company	4
Employees	5
Extraordinary Events or Developments	14
Good Leaver	9
Grant Agreement	5
Grant Amount	5

Grant Date	7
Initial Number of RSUs	5
Insider Trading Rules	14
Managing Director	5
MAR	6
Mynaric	4
Notices	17
Primary Stock Exchange	6
Relevant Closing Price	5
RSU	4
RSUP	4
RSUP Resolution	4
RSUP Terms & Conditions	4
RSUs	4
Service Provider	12
Share Settlement	11
Share Settlement Closing Price	10
Share Settlement Date	11
Shares	4
Six-week Period	7
Temporary Exemption from Work	7
Transaction	14
US-Beneficiary	9
Vested RSUs	7
Vesting Period	7

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RECITALS

(A)	An attractive and competitive remuneration program is essential for the recruitment and long-term commitment of highly qualified employees.

(B)

For this purpose, Mynaric AG (“Mynaric” or the “Company”) hereby implements a Restricted Stock Units Program (“RSUP”) under which the Company shall be allowed to grant so-called restricted stock units (“RSUs” and each a “RSU”) to certain eligible beneficiaries which – if certain conditions are met – entitle the beneficiary to a cash payment claim against the Company, the amount of which depends on the stock exchange price of the shares of the Company (the “Shares”), or certificates representing the Company’s Shares. The settlement of the RSUs will generally be made in Shares, or certificates representing the Company’s Shares.

(C)

With resolution dated 14 May 2021, the Company’s General Meeting (Hauptversammlung) has authorized the Management Board (Vorstand), with the consent of the Supervisory Board (Aufsichtsrat), until 13 May 2026 (including) to increase the Company’s registered share capital by up to € 204,647.00 against cash contributions and/or contributions in kind once or several times by issuing up to 204,647 new no-par value bearer Shares (auf den Inhaber lautende Stückaktien) (“Authorized Capital 2021/II”). The Authorized Capital 2021/II only serves the purpose of delivering Shares of the Company against the contribution of cash payment claims resulting from RSUs, in order to settle RSUs that were granted to Beneficiaries.

The present terms and conditions (the “RSUP Terms & Conditions”) establish the rules pursuant to which the RSUs under the RSUP can be granted and settled.

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§ 1

ELIGIBILITY

1.1	RSUs can be granted to:

1.1.1	selected employees of the Company (“Employees”);

1.1.2

managing directors of companies affiliated with the Company in the meaning of § 15 of the German Stock Corporation Act (Aktiengesetz) (“AktG”) (the “Affiliated Companies” and such managing director a “Managing Director”); and

1.1.3	selected employees of Affiliated Companies (“Affiliated Companies’ Employees” and together with the Managing Directors and the Employees, the “Beneficiaries” and each a “Beneficiary”).

1.2	Eligibility as a Beneficiary is determined by the Company’s Management Board.

§ 2

PLAN VOLUME AND GRANT OF RSUS

2.1	Under the RSUP, up to an aggregate of 204,647 RSUs may be granted. RSUs that are forfeited pursuant to the RSUP Terms & Conditions will once again be available for future grants.

2.2

The Company’s Management Board will determine an individual Euro grant amount (the “Grant Amount”) to be granted to a Beneficiary by Mynaric by way of a separate grant agreement (“Grant Agreement”) and such Grant Amount will be converted into a certain number of RSUs.

2.3

With respect to the conversion of the Grant Amount into RSUs, i.e., to calculate the exact number of RSUs to be allocated to a Beneficiary, the Grant Amount is divided by the six-months average closing price (Schlusskurs) prior to the Grant Date (as defined in § 2.5) (exclusive) of the Shares or certificates representing the Company’s Shares on the Company’s Primary Stock Exchange (as defined below) as determined on the basis of the ten trading days prior to the Grant Date (the “Relevant Closing Price”), rounded down to the nearest whole number; the number

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resulting from such calculation equals the number of RSUs to be allocated to a Beneficiary (the “Initial Number of RSUs”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day. “Primary Stock Exchange” is the stock exchange or trading system with the highest total trading volume of Shares or certificates representing the Company’s Shares during the time period as further specified in the respective provision of these RSUP Terms & Conditions.

For the avoidance of doubt: In case Shares of the Company are listed on the Primary Stock Exchange as determined on the basis of the ten trading days prior to the Grant Date (and therefore Shares are the underline of the RSUs), then one RSU represents the value of one Share; in case certificates representing the Company’s Shares are listed on the Primary Stock Exchange as determined on the basis of the ten trading days prior to the Grant Date (and therefore certificates are the underline of the RSUs), then one RSU represents the value of one certificate representing the Company’s Shares.

For example: If a Beneficiary is granted a Grant Amount of EUR 10,000.00 and the Relevant Closing Price amounted to EUR 55.00, then the Initial Number of RSUs to be allocated to the Beneficiary amounts to 181 (EUR 10,000 / EUR 55.00 = 181.81, rounded down to the nearest whole number).

2.4

Subject to a continuing and unterminated (ungekündigt) service or employment relationship of the relevant Beneficiary with the Company or an Affiliated Company at the relevant Grant Date (as defined in § 2.5), RSUs may be granted to the Beneficiaries once or several times at any time following June 1, 2021, except (i) during a period of 30 calendar days before the announcement (i.e., publication) of a quarterly financial report (if the Company publishes such report in the future), half-year financial report or the annual financial statements, irrespective of whether the closed period within the meaning of Article 19 para. 11 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (market abuse regulation) (“MAR”) applies to the Company or any such report or financial statement, or (ii) during a time when the Company (a) is aware of any inside information as defined in Article 7 para. 1 MAR with respect to the Company or its securities or (b) is relying on a temporary exemption from the ad-hoc disclosure obligation pursuant to Article 17 para. 4 MAR (each a “Closed Period”).

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2.5

The date on which the Grant Agreement becomes effective (the “Grant Date”) shall be the date on which the Beneficiary receives the offer to conclude the Grant Agreement (irrespective of the point in time the offer to conclude the Grant Agreement is accepted), unless the Grant Agreement specifies an earlier or a later date as Grant Date.

§ 3

VESTING

3.1

Subject to the forfeitures and adjustments in § 3.2, § 3.3 and § 4 of these RSUP Terms & Conditions, the RSUs granted to a Beneficiary will vest over a four-year vesting period (“Vesting Period”) as follows (the “Vested RSUs”): If the Beneficiary’s service or employment relationship with the Company or an Affiliated Company has continued and remains unterminated (ungekündigt) after expiry of a period of twelve months following the Grant Date (the “Cliff Period”) 1⁄4 of the Initial Number of RSUs shall vest; following the expiry of the Cliff Period, the remaining RSUs shall vest in instalments of 1/12 over each fully completed quarter of a year.

3.2

RSUs may forfeit, if a Temporary Exemption from Work occurs during the Vesting Period. A “Temporary Exemption from Work” is any time period lasting more than six weeks during which a Beneficiary is temporarily exempted from his service or employment duties due to, for example, illness, parental leave, unpaid leave, exemption due to further education etc.. The first six weeks of a Temporary Exemption from Work are not counted towards the total duration of the Temporary Exemption from Work (“Six-week Grace Period”). Following the Six-week Grace Period, however, for each full month (in a single piece or summed up) which the Temporary Exemption from Work lasts, 1/48 of the Initial Number of RSUs granted shall forfeit without entitlement to compensation. In case of illness or pregnancy, the Six-week Grace Period shall be calculated pursuant to the statutory rules for wage continuation (Entgeltfortzahlung); in all other cases of a Temporary Exemption from Work the statutory rules for wage continuation (Entgeltfortzahlung) and its calculation apply mutatis mutandis.

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3.3

In case a Beneficiary, before the Vesting Period has ended, decreases his/her working time from full-time to part-time, the Grant Amount (and thus the Initial Number of RSUs) of such Beneficiary shall be adjusted accordingly on a pro rata temporis basis by adjusting (decreasing) the number of RSUs not yet vested (“Adjustment ”). The calculation of the Adjustment shall only be performed at the end of the Vesting Period in order to take account of all increases or decreases in working time over the Vesting Period; however, the Adjustment may never result in a number of RSUs higher than the Initial Number of RSUs.

For example: If a Beneficiary was initially granted 100 RSUs and has worked full-time for one year of the Vesting Period (starting with the Grant Date) and then reduces his working time to 50% for the remainder of the Vesting Period, the number of RSUs granted shall be adjusted as follows:

Number of RSUs vested during the first year working full-time (100%): 25% of 100 RSUs, i.e. 25 RSUs.

Number of unvested RSUs at the time the Beneficiary changes to part-time: 75 RSUs (100 RSUs – 25 RSUs)

Adjustment: 75 RSUs * 50% (due to a reduction to 50% working time) = 37 RSUs (rounded down to the nearest RSU).

Total number of RSUs after expiry of the Vesting Period: 62 RSUs.

3.4	Any RSUs which have not vested following the four-year Vesting Period shall forfeit without entitlement to compensation.

§ 4

CONSEQUENCES OF A TERMINATION OF EMPLOYMENT

4.1

In the event the Beneficiary’s service or employment relationship with the Company or an Affiliated Company (as the case may be) ends prior to the expiration of the Cliff Period, all RSUs granted to the respective Beneficiary will be forfeited without entitlement to compensation.

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4.2	In the event the Beneficiary’s service or employment relationship with the Company or an Affiliated Company (as the case may be) ends

4.2.1	due to:

(i)

the termination of the service or employment relationship with the Company or an Affiliated Company, as the case may be, where there are grounds justifying a termination of the service or employment relationship for good cause within the meaning of § 626 BGB (or the equivalent provision of applicable foreign law) irrespective of the preclusion period pursuant to § 626 para. 2 BGB (or the equivalent provision of applicable foreign law); or

(ii)

in case of any Beneficiary employed by any U.S. Affiliated Company (“US-Beneficiary”) a declaration of termination of the employment or service agreement by the US-Beneficiary which does not foresee a period of at least two (2) months between the date of declaration of termination of the employment or service agreement and the effective date of such termination (i.e. the last day on which a service or employment relationship/agreement exists between an U.S. Affiliated Company and the US-Beneficiary), provided, however, that the US-Beneficiary does not enter into a new service or employment relationship with the Company or an Affiliated Company or is appointed as member of the Management Board within three months of the date of declaration of termination;

(such Beneficiary a “Bad Leaver”) all Vested RSUs and unvested RSUs granted to the Bad Leaver (whether held by him/her or any third party) will be forfeited without entitlement to compensation; or

4.2.2

due to any reason not qualifying the relevant Beneficiary as a Bad Leaver (such Beneficiary a “Good Leaver”), such Good Leaver will retain all Vested RSUs and any unvested RSUs will be forfeited without entitlement to compensation.

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§ 5

CASH PAYMENT CLAIM RESULTING FROM RSUS AND SETTLEMENT OF

RSUS, CASHLESS EXERCISE OPTION

5.1

Each Vested RSU shall entitle the Beneficiary to a cash payment claim (the “Cash Payment Claim”) against the Company in the amount of (i) in case of a Share Settlement (as defined in § 5.3) and subject to § 15.3, the closing price (Schlusskurs) of the Shares or certificates representing the Company’s Shares on the last trading day before the day of the resolution of the Company’s Management Board to utilize, with the consent of the Company’s Supervisory Board, the Authorized Capital 2021/II against contribution in kind (such date the “Capital Increase Resolution Date”) on the Company’s Primary Stock Exchange as determined on the basis of the ten trading days prior to the Capital Increase Resolution Date (the “Share Settlement Closing Price”) or, (ii) in case of a Cash Settlement (as defined in § 5.4) and subject to § 15.3, the average closing price (Schlusskurs) of the Shares or certificates representing the Company’s Shares during the 30 trading days following the date of the publication by the Company of its annual financial statements (such date the “Cash Settlement Date”) on the Company’s Primary Stock Exchange as determined on the basis of the ten trading days prior to the Cash Settlement Date (the “Cash Settlement Closing Price”). If a closing auction does not take place on the relevant trading day(s) or a price is not determined in the auction, the applicable price will be the last price quoted in continuous trading, provided there was continuous trading on that trading day.

5.2

Subject to § 9, once per year within a period of forty trading days following the publication by the Company of its annual financial statements (whereby “trading days” within this meaning means trading days on the Company’s Primary Stock Exchange as determined on the basis of one month prior to the publication by the Company of its respective annual financial statements), the Company will settle all Vested RSUs, which vested over the period of one year, as determined by the Company in its sole discretion either (i) by way of a Share Settlement (as defined in § 5.3) or (ii) by way of a Cash Settlement (as defined in § 5.4), or (iii) by a combination of both.

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5.3

For a “Share Settlement” Shares shall be created from a capital increase out of the Authorized Capital 2021/II (Kapitalerhöhung aus Genehmigtem Kapital 2021/II) against contribution in kind (Sacheinlage). The respective contribution in kind (Sacheinlage) for the new Shares shall be the Cash Payment Claim resulting from the Vested RSUs. The Cash Payment Claim will – in the course of the capital increase – be contributed by the Beneficiary to the Company against issuance of one (1) new Share for each one (1) Vested RSU; or in case the underline of RSUs are certificates representing the Company’s Shares, one (1) new certificate shall be issued to the Beneficiary for each one (1) Vested RSU. In the event of a Share Settlement, the Beneficiary will be required to take all measures necessary to effect the Share Settlement, including, for example, the opening of a securities account to which the Shares may be booked, the conclusion of a contribution agreement with the Company and/or the subscription of the new Shares to be issued to the Beneficiary by way of a subscription certificate. The actual date on which the new Shares, which were created from the capital increase against contribution in kind, are transferred to the securities account of the respective Beneficiary, the “Share Settlement Date”.

For example: If in a certain year 45 RSUs of a Beneficiary vested (Vested RSUs), then the Company may decide, in its sole discretion, whether to settle the 45 Vested RSUs by way of a Cash Settlement or a Share Settlement:

Example Cash Settlement:

In case of a Cash Settlement, subject to § 15.3, the Company will identify the Cash Settlement Closing Price, whereby the relevant Cash Settlement Date is the date of the publication by the Company of its annual financial statements in the year in which the settlement occurs. Assuming, the Cash Settlement Closing Price amounted to EUR 65.00, the Beneficiary’s Cash Payment Claim resulting from the 45 Vested RSUs would amount to EUR 2,925.00.

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Example Share Settlement:

In case of a Share Settlement, the Company will request certain information from the Beneficiary and may request the Beneficiary to execute additional documents (such as a power of attorney), which are necessary to perform the Share Settlement. To issue the number of Shares equivalent to the number of Vested RSUs, the Company will, in a first step, identify the Share Settlement Closing Price. Assuming, the Share Settlement Closing Price amounted to EUR 65.00, the Beneficiary’s Cash Payment Claim resulting from the 45 Vested RSUs would amount to EUR 2,925.00. In a second step, following such determination, the Company’s Management Board, with the consent of the Supervisory Board, will resolve to issue 45 new Shares by way of a capital increase in the context of which the Company’s share capital will be increased by EUR 45.00 against contribution in kind of the Cash Payment Claim of the Beneficiary in the aggregate amount of EUR 2,925.00. Following the registration of the consummation of the capital increase, the 45 new Shares will be transferred to a security deposit of the Beneficiary, unless the Company and Beneficiary opt for a Cashless Exercise Option pursuant to § 5.4.

5.4

In case of a Share Settlement, in order to facilitate the exercise of the RSUs by the Beneficiaries, the Company may – in its sole discretion and subject always to applicable law – arrange for the benefit of the Beneficiary with a service provider (“Service Provider”) a cashless exercise option (“Cashless Exercise Option”). Such Cashless Exercise Option may provide that the Service Provider arranges a sale on behalf of the relevant Beneficiary of such a number of Shares resulting from the Share Settlement of the Vested RSUs as is necessary to repay any taxes and/or employee social security contributions or other fees due by the Beneficiary in connection with the settlement of the Vested RSUs. Any Beneficiary who makes use of the Cashless Exercise Option has to bear all costs relating to the Cashless Exercise Option and the sale of the Shares resulting from the Vested RSUs.

5.5	For a “Cash Settlement” a cash payment in the amount of the Cash Payment Claim is made by the Company to a bank account designated by the respective Beneficiary to the Company in advance.

5.6

The Company will inform the Beneficiary whether it will make use of the Cash Settlement (as defined in § 5.4) or the Share Settlement (as defined in § 5.3) or a combination of both in advance of the settlement.

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§ 6

TRANSFERABILLTY

6.1

Neither the RSUs, nor the rights of any Beneficiary under any RSU or under the RSUP are assignable or otherwise transferable except as provided in this § 6 and in case it is required to implement a Cashless Exercise Option under § 5.4.

6.2	Vested RSUs are transferable only by will or applicable laws of descent upon the death of the relevant Beneficiary.

§ 7

ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER

STRUCTURAL MEASURES

7.1	In the event of:

7.1.1	a capital increase from Company funds by the issue of new shares (Kapitalerhöhung aus Gesellschaftsmitteln);

7.1.2	a reduction in the number of Shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split);

7.1.3	a capital reduction (Kapitalherabsetzung) with a change in the total number of Shares issued by the Company; or

7.1.4	any other such event having an effect similar to any of the foregoing (each an “Adjustment Event”),

the Company’s Management Board may – subject to mandatory law – establish financial equality for the Beneficiaries to the extent necessary to prevent that such Adjustment Event results in a dilution or enlargement of the benefits or potential benefits resulting from the granted RSUs. In such an Adjustment Event the financial equality shall preferably be established by adjusting the number of RSUs.

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7.2	For the avoidance of doubt: No adjustment pursuant to § 7.1 shall occur in the event of:

7.2.1	a capital increase from Company funds without the issue of new Shares (Kapitalerhöhung aus Gesellschaftsmitteln ohne Ausgabe neuer Aktien); or

7.2.2	a capital reduction without a change in the total number of Shares issued by the Company.

7.3	If an adjustment occurs in accordance with this § 7, fractions of shares will not be granted upon the settlement of RSUs nor will they be compensated by a payment in cash.

§ 8

EXTRAORDINARY DEVELOPMENTS

8.1

For purposes of this § 8, “Extraordinary Events or Developments” means – subject always to mandatory law – situations where the potential gain realized by the Beneficiary upon the settlement of the Vested RSUs (i) is caused by unusual external events and developments; and (ii) cannot be reasonably justified under any circumstances by the development or business perspective of the Company, also taking into account international remuneration and incentive standards. However, the settlement of Vested RSUs of a Beneficiary as such, that results in an economic benefit for the Beneficiary, does not constitute an Extraordinary Event or Development.

8.2

In case of Extraordinary Events or Developments, the Company’s Management Board is entitled to adjust in its discretion (pflichtgemäßes Ermessen) the payout in the form of a Cash Settlement or Share Settlement, to the extent required to eliminate such extraordinary effects.

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§ 9

INSIDER TRADING AND BLACK-OUT PERIODS

9.1

Any transaction in the Shares granted in case of a Share Settlement (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, namely Art. 14, 7 et seqq. MAR, and (ii) all provisions of any insider trading rules established by the Company ((i) and (ii) together the “Insider Trading Rules”). Each Beneficiary is personally responsible for informing himself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

9.2

The Company may postpone or delay the settlement of any Vested RSUs by way of a Cash Settlement or Share Settlement or a combination of both to a later point in time due to restrictions under applicable laws and regulations or rejections from competent authorities, including during a time when the Company (a) is aware of any inside information as defined in Article 7 para. 1 MAR with respect to the Company or its securities or (b) is relying on a temporary exemption from the ad-hoc disclosure obligation pursuant to Article 17 para. 4 MAR.

9.3

In order to minimize the potential for prohibited insider trading, the Management Board of the Company may establish in its sole discretion periods from time to time during which all or some of the Beneficiaries may not engage in transactions involving Shares granted in case of a Share Settlement (the “Black-Out Periods”). As a matter of precaution, and notwithstanding any other provisions in these RSUP Terms & Conditions, the Beneficiaries may not subscribe any new Shares during an applicable Black-Out Period.

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§ 10

LIMITATION OF LIABILITY

10.1	The Company (nor any of its management board members, supervisory board members or employees) does not:

10.1.1	assume any responsibility or liability for the development of the value or market price of the Company’s Shares;

10.1.2

assume any responsibility or liability for the development of the value or market price of the Company’s Shares, including during the Vesting Period and any periods between the point in time the RSUs have vested and the respective Cash Settlement Date, the Capital Increase Resolution Date, or the Share Settlement Date for such Vested RSUs;

10.1.3	warrant, assure or guarantee a profit of a Beneficiary from the RSUP or any RSU granted thereunder; or

10.1.4

warrant, assure or guarantee any increase in value of the RSUs or, following a Share Settlement, the value or market price of the Company’s Shares; in particular it is neither warranted, assured or guaranteed that a Beneficiary will be able to sell his participation in the Company with a profit in the future, nor that no loss will be incurred.

10.2

Each Beneficiary declares with his/her participation in the RSUP that the participation is voluntary. Each Beneficiary is aware of the fact that he/she alone bears the risk of a decrease in or total loss of value of the RSUs or, following a Share Settlement, the Company’s Shares. Each Beneficiary accepts the offer to participate in the RSUP at his/her own risk and assumes any liability relating thereto.

10.3

Each Beneficiary accepts, that his/her claim stemming from Vested RSUs may be delayed or even forfeited, if he/she does not provide the information requested and required by the Company to perform the Cash Settlement and/or the Share Settlement, in particular, the information in § 5.3.

10.4

Each Beneficiary is responsible for obtaining legal, tax and any other necessary advice before participating in the RSUP and for evaluating the tax effects connected with the RSUP. Each Beneficiary accepts and declares that he has not been advised by or on behalf of the Company with respect to his participation in the RSUP (in particular, regarding legal and tax issues of such participation).

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§ 11

TAXES, SOCIAL SECURITY AND COSTS

11.1

All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Beneficiary in connection with his/her participation in the RSUP shall be borne by each Beneficiary. Each Beneficiary is obliged to pay taxes relating to the respective RSUs granted/settled under the RSUP, or relating to a transfer (if permitted under these RSUP Terms & Conditions) of such RSUs by the Beneficiary to a third party, to the competent tax authorities. Each Beneficiary shall fully indemnify the Company in respect of all such liabilities and obligations against tax authorities.

11.2

Mynaric or any of its Affiliated Companies is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Beneficiary. This applies even after termination of the service relationship or employment relationship of a Beneficiary with the Company. The Company is entitled to demand the full cooperation of the Beneficiary even after his leave with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the RSUP. The Beneficiary undertakes to fully cooperate with the Company.

11.3

Withholdings mentioned above do not release the Beneficiary from his responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with his participation in the RSUP or the allocation/grant, settlement or transfer of any RSUs.

11.4

The compensation and benefits under these RSUP Terms & Conditions are intended to comply with or be exempt from the requirements of Section 409A of the Code, and these RSUP Terms & Conditions will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to any Beneficiary under these RSUP Terms & Conditions and shall not constitute an indemnity from the Company to any Beneficiary. References to “termination of employment” and similar terms used in these RSUP Terms & Conditions mean, to the extent necessary to comply with Section 409A of the Code, the date that the Beneficiary first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under these RSUP Terms & Conditions shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

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§ 12

FORM REQUIREMENTS

12.1

Any legal statements and other notices in connection with the RSUP (collectively the “Notices”) or any amendment of these RSUP Terms & Conditions (including an amendment of this § 12.1) shall be made in text form or electronic form (e.g. email) unless any other specific form is required by mandatory law or these RSUP Terms & Conditions.

Any Notice to be delivered to the Company shall be addressed by email to the HR Department of Mynaric AG (e-mail: hr@mynaric.com). The Company shall communicate changes in the address set forth in the previous sentence as soon as possible to the Beneficiaries. In the absence of such communication, the address stated above shall remain in place.

12.2

Any Notice to be given to a Beneficiary may be served by being sent to him/her by email or to his/her home or business address. Each Beneficiary shall communicate changes of address as soon as possible to the Company.

§ 13

PROCESSING OF PERSONAL DATA

13.1

The Company processes personal data of the Beneficiaries in connection with the administration, implementation and settlement of the RSUP. Additional information regarding the processing of personal data in connection with the RSUP is included in Exhibit (Information on the Processing of Personal Data).

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§ 14

GOVERNING LAW AND JURISDICTION

14.1

The RSUP, any RSUs granted thereunder and these RSUP Terms & Conditions shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

14.2

Any dispute, controversy or claim arising from or in connection with the RSUP, any RSUs granted thereunder, Vested RSUs or these RSUP Terms & Conditions or their validity shall be decided upon by the competent courts in Munich, Germany.

§ 15

FINAL PROVISIONS

15.1

In these RSUP Terms & Conditions, the headings are inserted for convenience only and shall not affect the interpretation of these RSUP Terms & Conditions; where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in these RSUP Terms & Conditions. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these RSUP Terms & Conditions to any clauses without further indication of a law, an agreement or another document shall mean clauses of these RSUP Terms & Conditions.

15.2

In the event that one or more provisions of these RSUP Terms & Conditions shall, or shall be deemed to be invalid or unenforceable, the validity and enforceability of the other provisions of these RSUP Terms & Conditions shall not be affected thereby. In such case, the Company and each Beneficiary agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that these RSUP Terms & Conditions contain any unintended gaps (unbeabsichtigte Lücken).

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15.3

In case of a delisting of the Shares from the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and a new listing of the Shares or certificates representing the Company’s Shares on a different stock exchange, the Company may amend any provisions of these RSUP Terms & Conditions to reflect the listing on such new stock exchange and the trading in such new trading system, whilst the economic terms of the RSUs shall remain unaffected. In addition, in case the MAR, and in particular any provisions regarding inside information and/or closed periods, is at any point in the future no longer applicable to the Shares of the Company or certificates representing the Company’s Shares and instead a new capital markets legal regime is applicable to the Company and its Shares or certificates representing the Company’s Shares, the Company may amend any provisions of these RSUP Terms & Conditions to reflect the stipulations under such new capital markets regime.

Munich, July 2021

Mynaric AG

Bulent Altan	Stefan Berndt-von Bülow	Joachim Horwath

CEO	CFO	CTO

* * * *

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Exhibit

Exhibit

Information on the Processing of Personal Data

in connection with the Restricted Stock Unit Program

(hereinafter referred to as “RSUP”)

of Mynaric AG

(hereinafter referred to as the “Company”)

In connection with the administration, processing and execution of the RSUP, the Company processes personal data of the beneficiaries (hereinafter also referred to as “Data Subjects”) in accordance with the EU General Data Protection Regulation (“GDPR”). Pursuant to the GDPR, the Company is obliged to provide the following information on the processing of personal data. All defined terms used in this information have the meaning assigned to them in the option conditions.

I. Responsibilities and Contact Information

The controller of the personal data pursuant to Art. 4 para. 7 is the Company:

Mynaric AG

Dornierstr. 19, 82205 Gilching

Telephone: +49 (0)8105 7999 0

E-Mail: info@mynaric.com

Website: www.mynaric.com

The Data Protection Officer of the Company can be contacted through:

Mynaric AG

Data Protection Officer

Dornierstr. 19, 82205 Gilching

or

Email: dataprotection@mynaric.com

II. Use of Personal Data by the Company

The Company processes personal data of the Data Subjects such as names, contact data, tax numbers and all other information necessary for the participation of a Data Subject in the RSUP as well as for the administration, processing and execution of the RSUP (processing purpose). The legal basis for data processing is Art. 6 Para. 1 (b) GDPR.

In addition, the Company processes personal data of the Data Subjects if and to the extent required by the law applicable to the Company (e.g., tax law). The legal basis for data processing in this respect is Art. 6 para. 1 (c) GDPR.

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Exhibit

III. Transfer of Personal Data

The Company may disclose personal data to an external service provider (“External Service Provider”), in particular to Solium Capital UK LTD. (“Shareworks”), commissioned or involved for the purposes of the administration, processing and/or execution of the RSUP in order to support the processing of personal data for the processing purpose set out in Section II above. If and to the extent permitted by law, the Company may also commission other third parties to provide certain services, such as IT-services and legal services, for the processing purpose set out in Section II above and may disclose personal data to such third parties. These recipients provide their assistance or services to the Company under its control and direction and may have access to personal data to the extent necessary to provide their assistance or services.

In addition, the Company may, to the extent required and permitted by law, transfer personal data to domestic and foreign authorities or courts in order to fulfil legal obligations.

IV. Storage and Deletion of Personal Data

The Company processes the personal data within the framework of the participation of the Data Subjects in the RSUP. The Company deletes the personal data if it no longer needs it for the fulfilment of its contractual obligations under the RSUP and if there are no legal storage obligations. In the event of a legal obligation to retain personal data, the Company shall restrict the processing of such personal data.

V. Rights of the Data Subjects

The Data Subjects may, at any time and free of charge, contact the Company or its Data Protection Officer directly with an informal notification in order to exercise their rights under the GDPR. The Data Subjects have the right, subject to the legal requirements, the fulfilment of which is to be examined on a case-by-case basis, to request information on their personal data, any rectification or deletion of their personal data, information regarding restrictions on the processing of their personal data and they have the right to receive their personal data in a structured, generally used and machine-readable format.

The Data Subjects also have the right to object to the processing of their personal data, subject to the legal requirements, the fulfilment of which must be examined on a case-by-case basis.

In addition, Data Subjects have the right to lodge a complaint with a supervisory authority.

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